Exhibit 4.43

TAYLOR NELSON SOFRES PLC 2001

EQUITY PARTICIPATION PLAN

New Bridge Street Consultants

20 Little Britain

London EC1A 7DH

Ref: N\2666\04 EIP.doc

Date adopted: [                    ] 1

Incorporating amendments of 28 March 2002, 7 October 2003, 12 May

2004 and 29 August 2006

1.	DEFINITIONS AND INTERPRETATION

(1)	In this Plan, unless the context otherwise requires:-

“Award” means a Share Right or an Option;

the “Board” means the board of directors of the Relevant Company;

the “Committee” means the Remuneration Committee of the board of directors of the Company, consisting exclusively of non-executive directors of the Company or if any of the events envisaged in Rules 8(1) or 8(3) occurs then the Remuneration Committee as constituted immediately before such event occurred;

the “Company” means Taylor Nelson Sofres plc (registered in England No. 912624);

“Deposited Shares” means Shares in the Company designated as such by a Participant under Rule 3(2) below;

the “Grant Date” in relation to an Option means the date on which the Option was granted;

“Group Member” means:-

(a)	a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b)	a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose;

the “London Stock Exchange” means London Stock Exchange plc;

“Option” means an option to acquire (whether by subscription or purchase) Shares granted under the Plan;

“Participant” means a person who holds an Award;

“Participating Company” means the Company or any Subsidiary or any company which is not under the control of any single person, but is under the control of two persons (within the meaning of section 840 of the Taxes Act 1988), one of them being the Company, and to which the Committee has resolved that this Plan shall for the time being extend;

the “Plan” means the Taylor Nelson Sofres plc Equity Participation Plan as herein set out but subject to any alterations or additions made under Rule 10 below;

“the Restricted Period” in relation to an Award means the period of three years commencing on the Grant Date;

“Schedule 9” means Schedule 9 to the Taxes Act 1988;

“Share” means shares in the Company;

“Share Right” means the irrevocable delivery of the beneficial entitlement to Shares subject to an Award on condition that such entitlement shall be forfeit if any of the circumstances envisaged in Rule 7(4) occurs;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985);

the “Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

the “Trustees” means the trustee or trustees for the time being of any trust established for the benefit of all or most of the employees of the Company and/or its Subsidiaries;

and expressions not otherwise defined in this Plan have the same meanings as they have in Schedule 9.

(2)	Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	Expressions in italics are for guidance only and do not form part of this Plan.

2.	ELIGIBILITY

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an Award if (and only if) he is a full-time director or full-time employee of a Participating Company.

(2)	For the purposes of sub-rule (1) above a person shall be treated as a full-time director or a full-time employee of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company the whole or substantially the whole of his working time and, in the case of a person who is a director of a Participating Company, is obliged to devote not less than 25 hours a week to such duties.

(3)	[deleted][1]

3.	DEPOSITED SHARES

(1)	A Participant may with the consent of the Committee deposit with the Trustees (or the trustees of any other trust approved by the Committee for this purpose) Shares then held by him or Shares acquired by him on the Grant Date.

(2)	“Depositing the shares” shall mean that the Participant deposits with the depositee the certificate(s) relating to those shares.

(3)	The Participant may at any time withdraw the Deposited Shares and the Trustees shall upon notice from the Participant return the relevant share certificate(s) to the Participant (or such person as he may nominate).

4.	GRANT OF AWARDS

(1)	The Board or the Trustees may by deed (but, in the case of the Trustees, only following a recommendation of the Committee) grant an Award over such number of Shares as has on the Grant Date a market value equal to 50% of the amount which represents the gross sum that the Participant would need to be paid by the Company before deduction of tax and employee’s social security liabilities to enable the Participant to purchase after such deductions the number of Deposited Shares referred to in Rule 3(1) above, upon the terms set out in this Plan and upon such other objective terms as the person granting the Award may specify (including whether such Award comprises an Option or a Share Right), to any person who is eligible to be granted an Award in accordance with Rule 2 above. In the case of Awards granted to Participants in France, the “gross sum” shall be calculated on the basis that the effective rate of tax and employee’s Social Security is 56.3% (and no adjustment shall be made if the rates shall actually be different).

(2)	If, after the Board or the Trustees (as the case may be) have imposed a condition pursuant to sub-rule (1) above (performance condition), events happen which cause them to consider that it is

[1]

Rule 2(3) previously read “a person is not eligible to be granted an Award at any time within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment”. This provision was deleted as it is potentially discriminatory under the age discrimination regulations which became effective on 1 October 2006.

no longer appropriate they may vary such condition provided always that any such amendment may only be one which the Committee reasonably considers will result in a fairer measure of the performance, will ensure that this Plan operates more effectively in the achievement of its purpose of providing share benefits for employees who contribute to the prosperity of the Company and its shareholders, and will be neither substantially more nor less difficult to satisfy than the original condition was intended to be at the time of its grant.

(3)	The price at which shares may be acquired pursuant to an Award shall, unless the Committee determines otherwise before its grant, be £1 in aggregate.

(4)	An Award may only be granted:-

(a)	within the period of 6 weeks beginning with:-

(i)	the date on which this Plan is adopted; or

(ii)	the dealing day next following the date on which the Company announces its results for any period; or

(b)	at any other time when the circumstances are considered by the Committee to be sufficiently exceptional to justify its grant; and

(c)	within the period of 10 years beginning with the date on which this Plan is approved by the Company in general meeting.

(5)	An Award granted to any person:-

(a)	shall not, except as provided in Rules 6(4) and 7(3) below, be capable of being transferred by him; and

(b)	shall lapse forthwith if he is adjudged bankrupt.

(6)	No Award may be granted, exercised, released, surrendered or cease to be forfeitable at a time when such event would not be in accordance with the Model Code or such other rules which apply to the Company.

5.	LIMITS

(1)	The maximum market value of Deposited Shares which may be deposited by a Participant in any financial year of the Company shall be 50% of the Participant’s then current base salary or such lower number as may be specified by the Committee provided that in the financial year ending on 31 December 2001 only the maximum shall be 100%.

(2)

No Awards shall be granted during the period of 10 calendar years beginning with 11 June 2002 which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in that period, or been issued in that period otherwise than in pursuance of options, under this Plan or under any other employees’ share scheme adopted by the Company or a Subsidiary to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time[2].

(3)	References in this Rule to shares being issued pursuant to the exercise of Awards shall include any shares issued for the purpose of satisfying any such award.

(4)	For the avoidance of doubt Awards may be satisfied with treasury shares, the issue of new shares or the transfer of existing shares.

[2]

Subject to the shareholders of the Company approving at the 2004 Annual General Meeting the use of treasury shares to satisfy Awards under the Plan, the Company intends to comply with institutional investor guidelines as amended from time to time, regarding the inclusion of treasury shares when calculating the limits in Rule 5(2).

6.	EXERCISE OF OPTIONS

(1)	The exercise of any Option shall be effected in the form and manner prescribed by the Committee.

(2)	Subject to sub-rules (4) and (5) below and to Rules 8(1) and 8(3) below, an Option may not be exercised before the expiry of the Restricted Period.

(3)	Subject to sub-rule (4) and paragraphs (a) and (c) of sub-rule (5) below and to Rule 8(4) below, an Option may not be exercised if the relevant condition (if any) is not satisfied; and in this sub-rule and Rule 8(4) below the relevant condition is a condition related to performance which is specified by the Committee under Rule 4(1) above.

(4)	If any Participant dies, any Option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, provided that his death occurs at a time when either he is a director or employee of a Group Member or he is or would but for sub-rule (3) above be entitled to exercise the option by virtue of sub-rule (5) below.

(5)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any Option granted to him:-

(a)	if he so ceases by reason of injury, disability or redundancy (within the meaning of the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the Option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period;

(b)	if he so ceases by reason of retirement, the option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period, but subject to sub-rule (3) above;

(c)	if he so ceases for any other reason, the option may not be exercised at all unless the Committee shall so permit, in which event it may (and subject to sub-rule (4) above must, if at all) be exercised to the extent permitted by the Committee within the exercise period;

and in this sub-rule the exercise period is the period which shall expire 12 months after his so ceasing or 42 months after the Grant Date, whichever shall be the later.

(6)	A Participant shall not be treated for the purposes of sub-rule (4) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member.

(7)	Notwithstanding any other provision of this Plan, an Option may not be exercised after the earlier of:

(a)	the date on which the Participant withdraws or seeks to withdraw the Deposited Shares (that is, he gives notice under Rule 3(3) above that he requires the return of the relevant share certificate(s)) if such event precedes the expiry of the Restricted Period; and

(b)	the expiration of the period of 10 years (or such shorter period as the Committee may have determined before its grant) beginning with the Grant Date.

(8)	Within 30 days after an Option has been exercised by any person, the grantor of the Option shall procure the allotment or transfer to him (or a nominee for him) of the number of Shares in respect of which the Option has been exercised, provided that:-

(a)	the Committee considers that the issue or transfer thereof would be lawful in all relevant jurisdictions; and

(b)

in a case where a Group Member or the Trustees are obliged to (or would suffer a disadvantage if they were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the Option and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”), that person has either:

(i)	made a payment to the Group Member or the Trustees of an amount equal to the Tax Liability; or

(ii)	entered into arrangements acceptable to that person or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the relevant person of the relevant amount out of the proceeds of sale or otherwise).

(9)	All shares allotted under this Plan shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to those shares by reference to a record date prior to the date of allotment.

7.	VESTING OF SHARE RIGHTS

(1)	For the avoidance of doubt, a Participant holds the beneficial entitlement to any Shares from the Grant Date although the legal title may be registered in the name of the Trustees.

(2)	During the period a Share Right subsists, a Participant shall be entitled to:

(a)	direct how any votes attaching to such Shares should be exercised; and

(b)	receive any dividends, distributions or other rights attaching to such Shares.

(3)	Subject to Rule 4(6) the Shares comprising the whole or part of a Share Right shall cease to be forfeitable on the occurrence of:

(a)	the Participant remaining a director or employee of a Group Member until the end of the Restricted Period and any condition specified by the Committee under Rule 4(1) being satisfied;

(b)	any of the events specified in Rules 8(1) and 8(2) below;

(c)	[the Participant ceasing to be a director or employee of a Group Member in one or more of the circumstances envisaged in Rule 6(4) or 6(5), provided that if the sole applicable circumstance is that in Rule 6(5)(b) then any condition specified by the Committee under Rule 4(1) must first be satisfied.]

(4)	The Shares comprising a Share Right shall be forfeit on the earlier of:

(a)	the fifth anniversary of the Grant Date without any of the events specified in sub-rule (3) occurring;

(b)	the Participant withdrawing or seeking to withdraw any of the Deposited Shares (that is, giving notice under Rule 3(3) above that he requires the return of the relevant share certificate(s)) at any time prior to the expiry of the Restricted Period;

(c)	the Participant ceasing to be a director or employee of a Group Member otherwise than in the circumstances envisaged in Rules 6(4) or 6(5).

(5)	On the forfeiture of a Share Right, the Participant shall cease to hold any beneficial interest in such Shares.

(6)	On the Shares comprising a Share Right ceasing to be forfeitable, the grantor of such Award shall procure the delivery of the legal title to such Shares to the Participant or to such person as the Participant shall direct, provided that:-

(a)	the Committee considers that the transfer thereof would be lawful in all relevant jurisdictions; and

(b)	in a case where a Group Member or the Trustees are obliged to (or would suffer a disadvantage they it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the Shares ceasing to be forfeitable and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”), that person has either:

(i)	made a payment to the Group Member or the Trustees of an amount equal to the Tax Liability; or

(ii)	entered into arrangements acceptable to that person or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the relevant person of the relevant amount out of the proceeds of sale or otherwise).

8.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained control makes such an offer, the Committee shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to Rules 6(3), 6(4), 6(5), 6(7) and 7(4), any Option may be exercised within one month (or such longer period as the Committee may permit) of the notification and a Share Right shall cease to be forfeitable.

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)	If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a Plan for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Committee shall forthwith notify every Participant thereof and, subject to Rules 6(3), 6(4), 6(5), 6(7) and 7(4), any Option may be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan) lapse on the expiration of that period; and any Share Right shall cease to be forfeitable.

(4)	In relation to an Award which would but for the application of any performance condition be exercisable (or cease to be forfeitable) by virtue of an event mentioned in sub-rule (1) or (3) above, the Committee may at its discretion, and acting fairly and reasonably, treat the relevant condition as satisfied if, at the time of the event, the Committee cannot determine whether it is in fact satisfied.

9.	VARIATION OF CAPITAL

(1)	Subject to sub-rule (3) below, in the event of any variation of the share capital of the Company, an increase in its share capital, the payment of a capital dividend, a demerger or similar event involving the Company, the Committee may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to one or more of the following:-

(a)	the number of shares in respect of which any option may be exercised;

(b)	the price at which shares may be acquired by the exercise of any option;

(c)	where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired;

(d)	the number of Shares in respect of which a Share Right subsists.

(3)	An adjustment of Shares pursuant to sub-rule (2)(d) can be effected through the grant of further Awards.

(4)	An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an Option to less than their nominal value, but only if and to the extent that the Committee shall be authorised to and shall determine that it shall capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the Option is exercised and which are to be allotted pursuant to the exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any Option in respect of which such a reduction shall have been made the Committee shall capitalise that sum (if any) and apply it in paying up that amount.

10.	ALTERATIONS

(1)	Subject to sub-rules (2) and (4) below, the Committee may at any time alter this Plan.

(2)	Subject to sub-rule (3) below, no alteration to the advantage of the persons to whom Awards have been or may be granted shall be made under sub-rule (1) above to any of Rules 2, 4(1), 4(5), 5, 6, 7, 8 and 9(1) and (2) without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Sub-rule (2) above shall not apply to any minor alteration to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member.

(4)	No alteration to the disadvantage of any Participant (other than under Rule 4(2)) shall be made under sub-rule (1) above unless:-

(a)	the Committee shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

11.	CASH EQUIVALENT

(1)	Where an Option granted under this Plan has been exercised by any person in respect of any number of shares, and those shares have not yet been issued or transferred to him, the Committee (but only with the prior consent of the board of directors of the Company and of the Participant) may determine that, in substitution for his right to acquire such number of those shares as the Committee may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares.

(2)	For the purposes of this Rule, the cash equivalent of any shares is the amount by which the Committee’s opinion of the market value of those shares on the day last preceding the date on which the Option was exercised (or, if at the relevant time shares of the same class as those shares were listed in The Stock Exchange Daily Official List, the middle-market quotation of shares of that class, as derived from that List, on the dealing day last preceding that date) exceeds the price at which those shares may be acquired by the exercise of the Option.

(3)	As soon as reasonably practicable after a determination has been made under sub-rule (1) above that a person shall be paid a sum in substitution for his right to acquire any number of shares:-

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.

(4)	There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Committee may reasonably consider to be necessary or desirable.

12.	MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Plan or any right which he may have to participate in it, and an individual who participates in it shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons.

(3)	Any notice or other communication under or in connection with this Plan may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

(4)	A Participating Company may provide money to the Trustees or to any other person to enable that person to acquire Shares to be held for the purposes of this plan, or enter into any guarantee or indemnity for these purposes, to the extent permitted by law.

SCHEDULE ONE: CASH OPTIONS FOR NETHERLANDS EMPLOYEES

1	RULES

1.1	The rules of the Taylor Nelson Sofres plc Equity Participation Plan shall apply mutatis mutandis to a right (“Cash Option”) to receive a cash sum granted or to be granted pursuant to this Schedule One as if it was an Option to acquire actual shares in the Company, except as set out in this Schedule One.

2	RULE CHANGES

2.1	The Rules of the Plan shall be varied as set out below. Where any rule is deleted, the other Rule shall be renumbered accordingly (including any cross references in Rules of the Plan).

2.2	Rule 6(9) (rights of shares) will be deleted.

2.3	Rule 9(3) (adjusting exercise prices below nominal value) will be deleted.

3	CASH OPTIONS

3.1	The Board may grant or procure the grant of a Cash Option upon the terms set out below.

3.2	Each Cash Option shall be expressed to relate to a given number of Shares.

3.3	The amount of the cash sum to be paid to the Participant on the exercise of the Cash Option shall be equal to the amount by which the Exercise Value of the Shares over which the Cash Option is expressed to relate exceeds the Option Price, where the Exercise Value of a Share equals the market value of a share on the date of exercise of the Cash Option (or if that is not a dealing day, on the immediately prior dealing day) and where the Option Price is the price determined in accordance with Rule 4(3) of the Plan.

3.4	The cash sum payable pursuant to paragraph 3.3 above shall be paid by the employer within 30 days of the exercise of the Cash Option, net of any deductions (on account of tax or similar liabilities) as may be required by law.

SCHEDULE TWO: DENMARK

THE TAYLOR NELSON SOFRES PLC EQUITY PARTICIPATION PLAN

Approved by the Committee on [24] January 2005

Rules specific to employees resident in Denmark

This Schedule Two is supplemental to the Taylor Nelson Sofres plc Equity Participation Plan (the “Plan”).

This Schedule Two sets out the rules of the Plan, in its application to any Option granted or to be granted to a person who is resident for employment purposes in Denmark and is subject to the Act on Share Options, Act no. 309 of 5 May 2005 and words and phrases defined in the Plan shall bear the same meaning in this Schedule Two except as otherwise provided below.

The said rules of the Plan shall apply as the Rules without modification or variation save that in respect of Rule 6(5)(c) the Committee determined as follows:

At a meeting of the Committee on 24 January 2005 it was noted that, the Act on Share Options, Act no. 309 of 5 May 2004 (the “Act”) provided that an Option must remain capable of exercise where an employee (other than the CEO of the company) ceases employment except where the employee terminates their employment or where the employee is summarily dismissed with just cause by their employer (a “Bad Leaver”). In light of the provisions of the Act the Remco determined in respect of Options granted to persons who were subject to the Act their Options would remain capable of exercise on their original terms under Rule 6(5)(c) unless they ceased employment as a Bad Leaver or were unable to rely on the Act or the Committee determines otherwise.

SCHEDULE THREE: AUSTRALIA

THE TAYLOR NELSON SOFRES PLC EQUITY PARTICIPATION PLAN

Approved by the Committee on [24] January 2005

Rules specific to employees resident in Australia

This Schedule Three is supplemental to the Taylor Nelson Sofres plc Equity Participation Plan (the “Plan”).

This Schedule Three sets out the rules of the Plan, in its application to any Option granted or to be granted to a person who is resident for tax purposes in Australia and words and phrases defined in the Plan shall bear the same meaning in this Schedule Three except as otherwise provided below.

The said rules of the Plan shall apply as the Rules without modification or variation save that Rule 11 “Cash Equivalent” shall for the purposes of this Schedule Three be deleted in its entirety.

SCHEDULE FOUR: GERMANY

THE TAYLOR NELSON SOFRES PLC EQUITY PARTICIPATION PLAN

Approved by the Committee on [24] January 2005

Rules specific to employees resident in Germany

This Schedule Four is supplemental to the Taylor Nelson Sofres plc Equity Participation Plan (the “Plan”).

This Schedule Four sets out the rules of the Plan, in its application to any Option granted to a person who is resident for employment and / or tax purposes in Germany and words and phrases defined in the Plan shall not bear the same meaning in this Schedule Four except as otherwise provided below.

The said Rules of the Plan shall apply as the Rules without modification or variation save that in Rule 6(5)(a) of the Plan reference to “(within the meaning of the Employment Rights Act 1996)” shall for the purposes of this Schedule Four be deleted and replaced with “(within the meaning of the Protection Against Dismissal Act)”.

SCHEDULE FIVE: USA

THE TAYLOR NELSON SOFRES PLC EQUITY PARTICIPATION PLAN

Approved by the Committee on [24] January 2005

Rules specific to employees resident in USA

This Schedule Five is supplemental to the Taylor Nelson Sofres plc Equity Participation Plan (the “Plan”).

This Schedule Five sets out the rules of the Plan, in its application to any Option granted or to be granted to a person who is resident for tax purposes in USA and words and phrases defined in the Plan shall bear the same meaning in this Schedule Five except as otherwise provided below.

The said Rules of the Plan shall apply as the Rules without modification or variation save that:

1.	Rule 2(3) shall for the purposes of this Schedule Five be deleted in its entirety.

2.	Rule 11 “Cash Equivalent” shall for the purposes of this Schedule Five be deleted in its entirety.

SCHEDULE FIVE: USA

TAYLOR NELSON SOFRES PLC 2001 EQUITY PARTICIPATION PLAN

Approved by the Committee on 27 February 2008

Rules specific to employees resident in the USA

1	GENERAL

1.1	This US Sub-Plan shall be used for all Participants who are, or may become prior to an Award exercise or Vesting Date (as defined below), US taxpayers. In the event that a Participant becomes a US taxpayer after the grant of an Award, such Award may be modified in a manner consistent with this Sub-Plan.

1.2	The purpose of this US Sub-Plan is to ensure that Awards made under the Plan will be exempt from the requirements of section 409A of Title 26 of the United States Code (“the Internal Revenue Code”) by satisfying the short-term deferral exception. Notwithstanding the foregoing, this US Sub-Plan should also be interpreted and applied in a manner consistent with other legal requirements under laws in relevant jurisdictions, including but not limited to applicable securities laws.

1.3	Words and phrases defined in the Plan shall bear the same meaning in this US Sub-Plan except as otherwise provided.

1.4	The rules of the Plan apply to this US Sub-Plan except as otherwise provided for below.

1.5	This Sub-Plan shall apply from 27 February 2008.

1.6	The Committee may amend any of the provisions of this US Sub-Plan to take account of a change in US legislation, in particular in relation to section 409A of the Internal Revenue Code.

2	DEFINITIONS

“Conditional Award”	a conditional right to receive Shares pursuant to the Plan at no cost to the Participant;

“Substantial Risk of Forfeiture”	its meaning for the purposes of section 409A of the Internal Revenue Code; and

“Vesting Date”	the date an Award is no longer subject to a Substantial Risk of Forfeiture.

3	TERMS APPLICABLE TO US TAXPAYERS

3.1	Rule 2(3) shall be deleted for the purposes of this US Sub-Plan.

3.2	The following shall be substituted for the current Rule 4(1):

“The Board or the Trustees may by deed (but, in the case of the Trustees, only following a recommendation of the Committee) grant an Award over such number of Shares as has on the Grant Date a market value equal to 50% of the amount which represents the gross sum that the Participant would need to be paid by the Company before deduction of tax and employee’s social security liabilities to enable the Participant to purchase after such deductions the number of Deposited Shares referred to in Rule 3(1) above, upon the terms set out in this Plan and upon such other objective terms as the person granting the Award may specify, to any person who is eligible to be granted an Award in accordance with Rule 2 above. All Awards granted after 27 February 2008 shall be in the form of a Conditional Award and the Rules of the Plan shall be interpreted accordingly.”

3.3	The following shall be substituted for the current Rule 6(4):

“If any Participant dies, the Award shall be deemed no longer subject to a Substantial Risk of Forfeiture (and in the case of an Option, become exercisable by his personal representative), provided that the Participant’s death occurs at a time when he is a director or employee of a Group Member. Exercise of an Option by such personal representative shall be permitted during the exercise period.”

3.4	For purposes of Rules 6(4),6(5) and 6(7), the “exercise period” shall mean:

“An Option may only be exercised during the 2 1/2 month period following the date the Option is no longer subject to a Substantial Risk of Forfeiture, if this entire exercise period will occur within a single calendar year. In situations where any days of the 2 1/2 month exercise period would occur in a calendar year subsequent to the calendar year in which the Option was no longer subject to a Substantial Risk of Forfeiture, the exercise period shall be the 1 January through 15 March following the end of the calendar year in which the Option ceased to be subject to a Substantial Risk of Forfeiture. Shares will be transferred as soon as practically possible following exercise. If a valid notice of exercise is not returned to the address specified in the notice of exercise the Participant shall be deemed to have submitted a valid notice of exercise for an Option together with the aggregate exercise price no later than the end of this exercise period.”

3.5	The following shall be inserted after Rule 6(7)(b):

“6(7)(c) the expiry of the exercise period.”

3.6

For the purposes of any Award granted in the form of a Conditional Award, Shares shall be transferred to the Participant or his personal representative no later than 2 1/2 months after the end of the year in which the Conditional Award is no longer subject to a Substantial Risk of Forfeiture.

3.7	Rule 11 shall be deleted for the purposes of this US Sub-Plan.